Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2005, accompanying the financial statements included in the Current Report of @Road, Inc. on Form 8-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the previously filed Registration Statements of @Road, Inc. Nos. 333-10012 and 333-48514 on Form S-8.

/s/ GRANT THORNTON UK LLP

Cambridge, UK
April 29, 2005